EXHIBIT 99.1

The Chemours Company Reports Strong Third Quarter Results and

Increases Full-Year 2021 Outlook

Market strength and operational excellence drove strong quarterly performance, raising outlook as confidence builds

Wilmington, Del., November 4, 2021 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions today announces its financial results for the third quarter 2021.

Third Quarter 2021 Results & Highlights

•	Net Sales of $1.7 billion, up 36% year-over-year
•	Net Income of $214 million with EPS of $1.27, up $0.81 year-over-year
•	Adjusted Net Income* of $214 million with Adjusted EPS* of $1.27, up $0.80 year-over-year
•	Adjusted EBITDA* of $372 million, up 77% year-over-year, resulting in Free Cash Flow of $244 million
•	Repurchased $67 million of common stock during the quarter, repaid $108 million of debt principal, and funded $100 million escrow payment as per the MOU agreement
•

U.S. EPA established final rules for the phasedown of HFC refrigerants under the U.S. AIM Act designed to accelerate widespread use of climate friendly and energy efficient alternatives such as our low global warming potential Opteon™ solutions

•	On October 27, 2021, the company's Board of Directors approved a fourth quarter dividend of $0.25 per share, consistent with the prior quarter

2021 Revised Outlook

•	Adjusted EBITDA* between $1,300 million and $1,340 million, vs. prior guidance in the top-end of $1,100 million to $1,250 million range
•	Adjusted EPS* between ~$3.93 and $4.13 vs. prior guidance in the top-end of ~$2.84 to $3.56 range
•

Free Cash Flow* now expected to be greater than $500 million vs. prior outlook of greater than $450 million.  Capex guidance lowered to ~$325 million from ~$350 million previously, mainly driven by timing of projects

“The Chemours team continues to demonstrate resilience along with a renewed focus on sustainable growth of our key businesses. We have met every challenge head on, continue to prioritize and serve our customers, and uphold our commitments to all stakeholders despite the difficult operating environment,” said Chemours President and CEO Mark Newman. “Our strong top line, bottom line and cash results in the quarter demonstrate the strength of this business and the progress we are making towards better quality of earnings and higher shareholder returns. I am confident that we have the right business strategies, an inspired group of leaders and empowered employees to consistently deliver across cycles and over time.”

Third quarter 2021 Net Sales were $1.7 billion, 36% higher than the prior-year quarter. 25% volume growth was the primary driver of the better year-over-year sales performance with positive contributions from every segment. 11% higher pricing and 1% favorable currency translation more than offset a 1% portfolio impact stemming from the exit of our Aniline business in the fourth quarter 2020. The 2% sequential sales improvement was driven primarily by strengthening pricing trends across the portfolio. Volume declined 2% quarter-over-quarter as strong market demand in most product categories was offset by certain customer production constraints, raw material availability, and typical seasonal factors across different parts of the portfolio.

Third quarter Net Income was $214 million, or $1.27 of EPS. Adjusted Net Income was $214 million. Adjusted EPS was $1.27, up $0.80 vs. the prior-year quarter. Adjusted EBITDA for the third quarter 2021 was $372 million in comparison to $210 million in the prior-year third quarter, a result of higher volume, pricing and a favorable currency impact, partially offset by incremental cost headwinds associated with higher plant fixed costs to increase production to meet higher demand, raw material inflation, and higher performance-related compensation expense.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

Titanium Technologies

Leading the industry in customer-centered service and reliability
Titanium Technologies (TT) segment Net Sales in the third quarter were $908 million in comparison to $612 million in the prior-year quarter. Volume increased 33% vs. the prior-year quarter, a result of solid demand in all regions and end-markets with strength across all selling channels. Sequentially, volumes were flat vs. the second quarter enabled by solid operating performance that enabled us to fully support the needs of our contracted customers. Segment price increased 14% year-over-year and 6% sequentially from the second quarter driven by gains in all selling channels supported by strong market conditions and contractual price increases. Currency was a 1% year-over-year benefit in the quarter. Adjusted EBITDA increased by 73% to $223 million, in comparison to $129 million in the prior-year third quarter. Adjusted EBITDA margins of 25% improved 400bps year-over-year driven by the volume and price recovery which offset higher year-over-year costs stemming from increased plant fixed costs to support demand growth, higher ore and energy costs, and incremental expense associated with supply chain disruptions. Chemours’ TVS strategy continues to deliver value for our stakeholders by providing supply certainty to our contracted customers, visibility and flexibility to our Flex and Distribution customers, and stability to our operations.

Thermal & Specialized Solutions

Supporting customers through the transition to low GWP Opteon™ solutions

Thermal & Specialized Solutions (TSS) segment Net Sales in the third quarter were $318 million, a 9% increase vs. the prior-year quarter. In the quarter Opteon™ adoption continued across all markets, but end-market demand in automotive OEM was impacted by continued semiconductor supply chain constraints. Segment volume improved 1% year-over-year driven by growth and strong demand in refrigerants across most regions, offset by headwinds from constrained automotive demand. Segment price increased 7% year-over-year and 6% sequentially as actions were implemented to offset inflationary headwinds. Currency was a 1% year-over-year benefit in the period. Segment Adjusted EBITDA of $105 million was flat vs. the prior-year quarter as higher sales were offset by unfavorable mix, raw material inflation, and increased logistics expense. As a result, Adjusted EBITDA margins of 33% declined 300bps year-over-year from 36% in the prior-year period. As new regulations from the U.S. AIM act come into effect in January 2022, TSS is well positioned to help our customers transition from HFC refrigerants to low GWP Opteon™ solutions.

Advanced Performance Materials

From turnaround to secular growth

Advanced Performance Materials (APM) segment Net Sales in the third quarter were $356 million vs. $240 million in the prior-year period. Strong year-over-year sales growth was driven by demand recovery across nearly all end-markets and regions. Market demand exceeded our ability to supply driven by strength in semiconductor and electronics end-markets. A solid operating performance allowed us to support better-than-anticipated customer demand despite raw material availability issues. Volume and price favorably contributed 38% and 8% respectively to the strong year-over-year sales performance with an additional 2% contribution from currency. Sequentially price was flat as product mix offset positive contributions from customer and product-specific pricing actions which helped to offset incremental cost headwinds. Segment Adjusted EBITDA of $71 million increased $64 million vs. the prior-year quarter and Adjusted EBITDA margins of 20% improved 1,700bps year-over-year, consistent with our segment goal for the full year.

Chemical Solutions

Staying focused on growth through separation

Chemical Solutions (CS) segment Net Sales in the third quarter were $98 million, 11% higher vs. the prior-year quarter despite an 18% headwind due to portfolio changes. The net year-over-year sales increase was driven by 15% higher price and a 14% volume increase led by strong Mining Solutions and Glycolic Acid performance. Average prices increased mainly due to higher contractual raw material pass-through in the Mining Solutions business and product mix in our Performance Chemicals and Intermediates business. Adjusted EBITDA was $15 million, up 25% from the prior-year period. Adjusted EBITDA margins of 15% increased 100 bps vs. the prior-year as the benefits from improved volumes and pricing offset higher costs predominantly from higher raw material costs.

The previously announced sale of our Mining Solutions business for $520 million remains on track to close in the fourth quarter of 2021, subject to regulatory approvals and other customary closing conditions.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

Corporate and Other
Corporate and Other in the third quarter 2021 represented a $42 million offset to Adjusted EBITDA vs. $43 million in the prior-year quarter and $63 million in the previous quarter. The sequential decline was primarily driven by a decrease in legal costs related to legacy matters.

Liquidity
As of September 30, 2021, consolidated gross debt was $3.9 billion. Debt, net of $1.0 billion cash, was $2.9 billion, resulting in a net leverage ratio of approximately 2.3 times on a trailing twelve-month Adjusted EBITDA basis. In October 2021 we entered into an amendment to the credit agreement to, among other things, increase the aggregate commitment under our Revolving Credit Facility to $900 million and extend the maturity date to October 2026. Subsequent to this event total liquidity was $1.8 billion, comprised of $1.0 billion of cash and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit. In addition, we issued $650 million aggregate principal 4.625% senior unsecured notes due November 2029 to redeem $750 million of our 7.000% senior unsecured notes due May 2025.

Cash provided by operating activities for the third quarter of 2021 was $311 million, up $12 million from $299 million in the prior-year quarter. Capital expenditures for the third quarter 2021 were $67 million, vs. $47 million in last year’s third quarter. Free Cash Flow for the third quarter of 2021 was $244 million vs. $252 million in the prior-year quarter. During the quarter we repaid $108 million of debt principal, funded $100 million escrow payment as per the MOU agreement, and repurchased $67 million of common stock during the quarter with an additional $22 million spent in the month of October.

Outlook

Newman commented, “On the back of the strong performance in Q3, we are raising our expectations for the full year. Our new guidance reflects our expectation for strong Q4 demand, inclusive of typical seasonal patterns and against a backdrop of ongoing logistics and supply chain challenges. We expect 2021 Adjusted EBITDA within a range of $1,300 million to $1,340 million and Free Cash Flow of greater than $500 million. Longer term, our earnings and cash flow will reflect the ever-increasing value we are delivering for our customers through our unique product offering and industry leading reliability.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on November 5, 2021, at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration, and air conditioning, transportation, semiconductor and consumer electronics, general industrial, mining and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 6,500 employees and 30 manufacturing sites serving approximately 3,300 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,680	$1,233	$4,770	$3,631
Cost of goods sold	1,253	976	3,782	2,877
Gross profit	427	257	988	754
Selling, general, and administrative expense	124	112	433	347
Research and development expense	27	22	78	67
Restructuring, asset-related, and other charges	3	9	4	37
Total other operating expenses	154	143	515	451
Equity in earnings of affiliates	12	4	32	19
Interest expense, net	(45)	(53)	(142)	(160)
Loss on extinguishment of debt	(20)	—	(20)	—
Other income (expense), net	11	(5)	31	(6)
Income before income taxes	231	60	374	156
Provision for (benefit from) income taxes	17	(16)	(1)	(44)
Net income	214	76	375	200
Net income attributable to Chemours	$214	$76	$375	$200
Per share data
Basic earnings per share of common stock	$1.30	$0.46	$2.26	$1.22
Diluted earnings per share of common stock	1.27	0.46	2.21	1.21

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,031	$1,105
Accounts and notes receivable, net	831	511
Inventories	1,016	939
Prepaid expenses and other	81	78
Assets held for sale	412	—
Total current assets	3,371	2,633
Property, plant, and equipment	9,207	9,582
Less: Accumulated depreciation	(6,080)	(6,108)
Property, plant, and equipment, net	3,127	3,474
Operating lease right-of-use assets	213	236
Goodwill, net	102	153
Other intangible assets, net	8	14
Investments in affiliates	190	167
Restricted cash and restricted cash equivalents	100	—
Other assets	419	405
Total assets	$7,530	$7,082
Liabilities
Current liabilities:
Accounts payable	$1,085	$844
Compensation and other employee-related cost	139	107
Short-term and current maturities of long-term debt	25	21
Current environmental remediation	161	95
Other accrued liabilities	361	375
Liabilities held for sale	8	—
Total current liabilities	1,779	1,442
Long-term debt, net	3,829	4,005
Operating lease liabilities	176	194
Long-term environmental remediation	395	295
Deferred income taxes	57	36
Other liabilities	295	295
Total liabilities	6,531	6,267
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 191,437,408 shares issued and 163,646,920 shares outstanding at September 30, 2021; 190,239,883 shares issued and 164,920,648 shares outstanding at December 31, 2020)	2	2
Treasury stock, at cost (27,790,488 shares at September 30, 2021; 25,319,235 and December 31, 2020)	(1,152)	(1,072)
Additional paid-in capital	926	890
Retained earnings	1,554	1,303
Accumulated other comprehensive loss	(332)	(310)
Total Chemours stockholders’ equity	998	813
Non-controlling interests	1	2
Total equity	999	815
Total liabilities and equity	$7,530	$7,082

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$375	$200
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	242	240
Gain on sales of assets and businesses	(2)	—
Equity in earnings of affiliates, net	(31)	(16)
Loss on extinguishment of debt	20	—
Amortization of debt issuance costs and issue discounts	6	7
Deferred tax benefit	(55)	(105)
Asset-related charges	—	16
Stock-based compensation expense	24	12
Net periodic pension cost	5	9
Defined benefit plan contributions	(12)	(17)
Other operating charges and credits, net	21	(11)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(343)	97
Inventories and other operating assets	(78)	111
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	434	(89)
Cash provided by operating activities	606	454
Cash flows from investing activities
Purchases of property, plant, and equipment	(194)	(214)
Proceeds from life insurance policies	1	—
Foreign exchange contract settlements, net	(9)	14
Cash used for investing activities	(202)	(200)
Cash flows from financing activities
Proceeds from issuance of debt	650	—
Proceeds from accounts receivable securitization facility	—	12
Proceeds from revolving loan	—	300
Repayments on revolving loan	—	(300)
Debt repayments	(784)	(140)
Payments related to extinguishment of debt	(18)	—
Payments on finance leases	(8)	(4)
Payments of debt issuance cost	(8)	—
Deferred acquisition-related consideration	—	(10)
Purchases of treasury stock, at cost	(80)	—
Proceeds from exercised stock options, net	15	9
Payments related to tax withholdings on vested stock awards	(2)	(2)
Payments of dividends to the Company's common shareholders	(123)	(123)
Distributions to non-controlling interest shareholders	(1)	(4)
Cash used for financing activities	(359)	(262)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(19)	21
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	26	13
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,105	943
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$1,131	$956

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$44	$25
Non-cash financing arrangements	—	15
Treasury Stock repurchased, not settled	2	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$908	$612	$296	$859	$49
Thermal & Specialized Solutions	318	293	25	340	(22)
Advanced Performance Materials	356	240	116	362	(6)
Chemical Solutions	98	88	10	94	4
Total Net Sales	$1,680	$1,233	$447	$1,655	$25

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$223	$129	$94	$219	$4
Thermal & Specialized Solutions	105	105	—	117	(12)
Advanced Performance Materials	71	7	64	74	(3)
Chemical Solutions	15	12	3	19	(4)
Corporate and Other	(42)	(43)	1	(63)	21
Total Adjusted EBITDA	$372	$210	$162	$366	$6

Adjusted EBITDA Margin	22%	17%		22%

Quarterly Change in Net Sales from the three months ended September 30, 2020
	September 30, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,680	36%	11%	25%	1%	(1)%

Titanium Technologies	$908	48%	14%	33%	1%	—%
Thermal & Specialized Solutions	318	9%	7%	1%	1%	—%
Advanced Performance Materials	356	48%	8%	38%	2%	—%
Chemical Solutions	98	11%	15%	14%	—%	(18)%

Quarterly Change in Net Sales from the three months ended June 30, 2021
	September 30, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,680	2%	4%	(2)%	—%	—%

Titanium Technologies	$908	6%	6%	—%	—%	—%
Thermal & Specialized Solutions	318	(6)%	6%	(12)%	—%	—%
Advanced Performance Materials	356	(2)%	—%	(2)%	—%	—%
Chemical Solutions	98	4%	1%	3%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Net income attributable to Chemours	$214	$76	$66	$375	$200
Non-operating pension and other post-retirement employee benefit income	(2)	(1)	(2)	(7)	(2)
Exchange (gains) losses, net	(3)	9	(3)	2	28
Restructuring, asset-related, and other charges (1)	3	9	5	2	37
Loss on extinguishment of debt	20	—	—	20	—
Gain on sales of assets and businesses	(1)	—	(2)	(2)	—
Natural disasters and catastrophic events (2)	—	—	3	19	—
Transaction costs (3)	2	—	—	7	2
Qualified spend recovery (4)	(12)	—	—	(12)	—
Legal and environmental charges (5,6)	11	1	195	219	12
Adjustments made to income taxes (7)	(14)	(10)	(10)	(23)	(32)
Benefit from income taxes relating to reconciling items (8)	(4)	(6)	(47)	(62)	(19)
Adjusted Net Income (9)	214	78	205	538	226
Interest expense, net	45	53	47	142	160
Depreciation and amortization	78	79	79	242	240
All remaining provision for income taxes (9)	35	—	35	84	7
Adjusted EBITDA	$372	$210	$366	$1,006	$633

Adjusted effective tax rate (9)	14%	—%	15%	14%	3%
(1)

Includes restructuring, asset-related, and other charges, which are discussed in further detail in “Note 5 – Restructuring, Asset-related, and Other Charges” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

(2)	Natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(3)

In 2021, includes costs associated with our accounting, legal, and bankers’ transaction costs incurred in connection with our sale of the Mining Solutions business which is discussed in further detail in “Note 3 – Acquisitions and Divestitures” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

(4)

Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of the our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements on our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

(5)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges which are discussed in further detail in “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

(6)

In 2021, environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. For the nine months ended September 30, 2021, environmental charges include $169 related to the construction of the barrier wall, operation of the groundwater extraction and treatment system, and long-term enhancements to the old outfall treatment system at Fayetteville. In 2020, environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 for further details.

(7)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(8)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(9)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Numerator:
Net income attributable to Chemours	$214	$76	$66	$375	$200
Adjusted Net Income	214	78	205	538	226
Denominator:
Weighted-average number of common shares outstanding - basic	165,113,024	164,762,621	166,168,550	165,627,861	164,556,139
Dilutive effect of the Company's employee compensation plans	3,841,670	1,851,050	3,989,453	3,742,889	1,209,143
Weighted-average number of common shares outstanding - diluted	168,954,694	166,613,671	170,158,003	169,370,750	165,765,282

Basic earnings per share of common stock	$1.30	$0.46	$0.40	$2.26	$1.22
Diluted earnings per share of common stock	1.27	0.46	0.39	2.21	1.21
Adjusted basic earnings per share of common stock	1.30	0.47	1.23	3.25	1.37
Adjusted diluted earnings per share of common stock	1.27	0.47	1.20	3.18	1.36

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2021 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	Year Ended December 31, 2021
	Low	High
Net income attributable to Chemours	$579	$612
Restructuring, transaction, and other costs, net (1)	85	85
Adjusted Net Income	664	697
Interest expense, net	185	185
Depreciation and amortization	325	325
All remaining provision for income taxes	126	133
Adjusted EBITDA	$1,300	$1,340

Weighted-average number of common shares outstanding - basic (2)	165.1	165.1
Dilutive effect of the Company's employee compensation plans (2,3)	3.8	3.8
Weighted-average number of common shares outstanding - diluted (2,3)	168.9	168.9

Basic earnings per share of common stock	$3.51	$3.71
Diluted earnings per share of common stock (3)	3.43	3.62
Adjusted basic earnings per share of common stock	4.02	4.22
Adjusted diluted earnings per share of common stock (3)	3.93	4.13
(1)

Restructuring, transaction, and other costs, net includes the net benefit from income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.

(2)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the three months ended September 30, 2021, which are carried forward for the projection period.

(3)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Cash provided by operating activities	$311	$299	$256	$606	$454
Less: Purchases of property, plant, and equipment	(67)	(47)	(67)	(194)	(214)
Free Cash Flows	$244	$252	$189	$412	$240

2021 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2021
Cash flow provided by operating activities	$	>825
Less: Purchases of property, plant, and equipment		~(325)
Free Cash Flows	$	>500
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended September 30,
	2021	2020
Adjusted EBITDA (1)	$1,252	$860
Less: Depreciation and amortization (1)	(320)	(318)
Adjusted EBIT	$932	$542

	As of September 30,
	2021	2020
Total debt	$3,854	$4,095
Total equity	999	734
Less: Cash and cash equivalents	(1,031)	(956)
Invested capital, net	$3,822	$3,873
Average invested capital (2)	$3,804	$4,009

Return on Invested Capital	25%	14%
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of September 30,
	2021	2020
Total debt principal	$3,890	$4,127
Less: Cash and cash equivalents	(1,031)	(956)
Total debt principal, net	$2,859	$3,171

	Twelve Months Ended September 30,
	2021	2020
Adjusted EBITDA (1)	$1,252	$860

Net Leverage Ratio	2.3	3.7
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.